EMPLOYMENT AND NONCOMPETITION AGREEMENT

            THIS AGREEMENT (this "Agreement"), made as of the 1st day of October, 1997, by and between Russell G. Kleinknecht (the "Executive") and IPC Information Systems, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H :

            WHEREAS, the Executive is a stockholder and executive officer of the Company;

            WHEREAS, the Executive is expected to make a major contribution to the growth, profitability and financial strength of the Company; and

            WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, pursuant to the terms and conditions hereof.

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Employment; Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, on the terms and conditions set forth herein. The term of this Agreement shall be the period commencing October 1, 1997 (the "Commencement Date") and terminating on September 30, 1999 (the "Initial Term"), unless sooner terminated in the manner hereinafter provided, and thereafter as herein provided. This Agreement may be extended for subsequent one (1) year terms by the occurrence of the following events: (i) the Company's giving written notice of the affirmative vote of a majority of the Company's Board of Directors that the Company desires to extend, including in such notice any proposed modifications to the terms and conditions hereof; (ii) within thirty (30) days of the Executive's receipt of such notice, the Executive shall give written notice to the Company of his acceptance or rejection of said extension, under the proposed modified terms; (iii) upon receipt by the Company of written notice of acceptance, the Agreement shall be deemed extended. Upon


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

receipt of written notice of rejection, or upon the failure of Executive to respond within the required thirty (30) day period, the offer of extension shall terminate without extension of the term. Failure of the Company to deliver notice of extension by September 30, 1998, or any later date which is one year prior to the expiration date of any extended term, shall be deemed to constitute a decision that the Agreement not be further extended. If, at any time, the term of the Agreement shall, by action or inaction on the part of the Company or the Executive, fail to be extended prior to the date which is one year prior to the date on which the Agreement is then scheduled to expire, the Agreement shall expire on such scheduled expiration date and shall not be, or deemed to be, extended further. The Company shall have no obligation to provide written notice of such a decision.

      2.    Duties.

            2.1 Office. During the term of this Agreement, the Executive shall serve as an executive officer of the Company, reporting directly to the President and Chief Executive Officer. Nothing contained herein shall preclude the Company, by direction of the President and Chief Executive Officer, from restructuring or reorganizing the functional responsibilities and/or organizational or reporting position of various executive officers of the Company, including the Executive. Subject always to the supervision and direction of the President and Chief Executive Officer of the Company, or such executive officer as the President and Chief Executive Officer shall designate, the Executive shall, from time to time, have the duties and responsibilities consistent with his position as an executive officer.

            2.2 Full Working Time. During the term of this Agreement, the Executive shall devote his full working time and his best efforts, and apply all of his skill and experience, to the proper performance of his duties hereunder and to the business and affairs of the Company. The Executive, without the prior written approval of the Board of Directors of the Company, shall not, either directly or indirectly, engage in any business other than that specified herein or accept any employment or business office whatsoever (including but not limited to serving as a director) from any other person, firm, corporation or entity (but the foregoing shall not preclude the Executive, except as provided in Section 5.1 hereof, from (i) serving as a director of any non-


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

profit or charitable organization, or (ii) making an investment in any other business, so long as in any such case the Executive does not actively participate in such other business or organization and such activity does not interfere with the Executive's ability to perform his duties hereunder and does not constitute a conflict of interest with the Company or any of its affiliates in the reasonable opinion of the Board of Directors of the Company).

      3.    Salary and Benefits.

      3.1 Salary. The Company shall pay the Executive during the term of this Agreement a base salary at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum, payable in accordance with the standard payroll practices of the Company ("Base Salary"). It is understood that the Base Salary shall be the Executive's minimum annual compensation during his employment with the Company. The Base Salary shall be reviewed annually by the Compensation Committee of the Board and may be increased at its discretion.

      3.2 Management Incentive Plan. For each fiscal year of IPC ending during the term of this Agreement (including, but not limited to, the fiscal year in which this Agreement is executed), the Executive shall be eligible to participate in the Management Incentive Plan of IPC, under which the Executive will be assigned a target bonus of not less than 50% of the Executive's Base Salary. The terms and conditions of such bonus and the actual amount of any bonus which may be payable shall be determined according to the terms of such Management Incentive Plan.

      3.3 Benefits. The Executive may participate, to the extent that he is eligible therefor and subject to the terms and conditions thereof, in any plans or programs which may be maintained by the Company or its affiliates for their employees and/or senior executives generally, providing insurance, medical benefits, retirement benefits, or other like fringe benefits.

      3.4 Other Benefits. (a) The Executive shall be provided with an automobile, in accordance with the Company's policy therefor. (b) The Executive shall be entitled to five (5) weeks annual paid vacation each year of the term of employment. (c) The Executive shall be provided with life insurance (in addition to coverage provided under any group-term insurance


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

plan paid for by the Company) providing (i) whole-life insurance in the amount of $1,000,000, of which the Company shall own and control (by split-dollar arrangement, collateral assignment or otherwise) the cash surrender value, if any, of the policy providing such coverage and, for so long as it shall own and control such cash surrender value, shall be entitled (A) upon the Executive's death to receive a portion of the death benefit proceeds equal to the greater of such cash surrender value immediately prior to the time of death or the aggregate amount of its premiums paid and (B) upon the termination of the Executive's employment, other than by death, the Executive shall purchase said policy from the Company by the payment of an amount equal to, the greater of such cash surrender value immediately prior to the termination of employment or the aggregate amount of its premiums paid; and (ii) term life insurance in such amounts as the Executive may acquire for annual premium payments not to exceed $7,000. Executive and Company shall agree to execute such documents as may be necessary to ensure the partial assignment of benefits to the Company and the Executive's repurchase obligations under the aforementioned split-dollar insurance policy and to otherwise give effect to the intent and purpose of this
Section 3.4 (c).

            3.5 Expenses. The Company shall pay or reimburse the Executive for reasonable business expenses actually incurred or paid by the Executive during the term of his employment under this Agreement, in the performance of his services hereunder, provided such expenses are consistent with Company policy. Such payment or reimbursement shall be made upon presentation of expense statements or vouchers or other supporting information acceptable to the Company and otherwise in accordance with Company policy then in effect.

            3.6 Deductions. The Company shall deduct from all compensation payable hereunder such payroll and withholding taxes as may be required by law.

            3.7 Bonus Payable Upon Execution. In consideration for the execution of this Agreement and the covenants contained in Section 6, hereof, the Company will pay to Executive a signing bonus of Two Hundred Fifty Thousand Dollars ($250,000.00), such payment to be made upon or as soon as practicable following the parties' execution of this Agreement.

            3.8   Options Granted Upon Execution.

            (a) Upon execution of this Agreement, the Company shall grant to the


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

Executive non-qualified stock options under the Company's 1994 Stock Option and Incentive Plan, as amended (the "1994 Option Plan") in the following amounts and under the following conditions:

                  i) 50,000 vesting, contingent upon continued employment on the earliest date on which the last sales price for a share of common stock of the Company on the principal national securities exchange (including as a national securities exchange for this purpose, the NASDAQ Stock Market) on which shares of the Company's common stock are listed or admitted to trading equals or exceeds $25.00 on each of ninety (90) consecutive trading days;

                  ii)   50,000 vesting, contingent (except as provided in
                  Section 3.8 (c)) upon continued employment on the fifth anniversary of the effective date (9/30/01) provided, however, that on or prior to such date, the last sales price for a share of common stock of the Company on the principal national securities exchange (including as a national securities exchange for this purpose, the NASDAQ Stock Market) on which shares of the Company's common stock are listed or admitted to trading shall have equaled or exceeded $25.00 on each of ninety (90) consecutive trading days.

            (b)   The Exercise Price of options granted in accordance with this
                  Section 3.8 shall be equal to $25.00 per share.

      (c) Change in Control Provisions. With respect to options granted in accordance with this Section 3.8, upon the occurrence of a change in control of the Company, as such term is defined in the 1994 Option Plan, the vesting of the options granted under Section 3.8 (a) (ii) would remain contingent upon the Executive's agreement to enter into and fully perform under a two-year employment contract with the Company or successor company, under substantially comparable compensation terms as are then current, provided, however, that said options would immediately vest upon the


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

Company's or successor company's termination without cause of said employment contract or failure to agree to such an extension prior to the date of the change in control. In the event that, as a result of the aforementioned change in control, there no longer exists a public market for the Company's securities, the stock issued upon exercise of the options referenced in the preceding sentence would, upon vesting and exercise, be immediately purchased by the Company or successor company at the Change in Control Price, as defined in the 1994 Option Plan or, if greater, the fair value of the stock determined by the Company in good faith, such purchase price to be payable in cash in immediately available funds. The Company shall have the obligation to buy, and the Executive shall have the obligation to sell the stock covered by this Section 3.8 at the time and on the terms set forth herein.

      3.9   Change in Control Transaction.

      (a) In the event of a closing, during the period commencing August 1, 1997 and ending July 31, 1998, of a transaction that includes a "Change in Control" of IPC and so long as Employee is not otherwise in breach of this Agreement, the Company will pay to the Executive a guaranteed bonus computed as follows:

            An incentive payment (the "Incentive Payment") calculated by multiplying the sum of Two Hundred Eighteen Thousand Dollars ($218,000.00) times an adjustment factor (as hereinafter specified) based on the price realized by the Company and/or the stockholders by virtue of the Change of Control, where "X" equals Eighteen ($18.00) dollars per share.


--------------------------------------------------------------------------------
           Change of Control Price                          Adjustment Factor
--------------------------------------------------------------------------------
   Transaction - Less than or equal to "X"                         0.70
--------------------------------------------------------------------------------
          Transaction - 116.67% "X"                                1.00
--------------------------------------------------------------------------------
          Transaction - 133.33% "X"                                1.50
--------------------------------------------------------------------------------


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

--------------------------------------------------------------------------------
          Transaction - 150.00% "X"                                2.00
--------------------------------------------------------------------------------

      For amounts which fall between the percentages specified in the foregoing table, Company shall use a straight-line interpolation to determine the adjustment factor hereunder.

      The amount, if any, computed under Section 3.9(a) shall be payable in three (3) annual installments on the date fifteen (15) days following the date of closing of the transaction and upon each of the first two anniversaries of the closing date; provided, however, that if the Executive's employment terminates due to death, disability or discharge without cause prior to the second anniversary of such closing date, any remaining installments shall be due and payable upon termination of employment.

      (b) For all purposes of this Agreement except Section 3.8, a "Change in Control" of IPC shall be deemed to have occurred upon the happening of any of the following events:

            (i) the closing of a transaction that would result in the reorganization, merger or consolidation of IPC, respectively, with one or more other persons in which IPC is not the surviving entity;

            (ii) the acquisition of substantially all of the assets of IPC or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the outstanding securities of IPC entitled to vote generally in the election of directors by any person or by any persons acting in concert; or

            (iii) a complete liquidation or dissolution of IPC; or

            (iv) the occurrence of any event in connection with an actual or threatened election contest or other actual or threatened solicitation of proxies or consents (all within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) if, immediately following such event, at least fifty percent (50% of the members of the board of directors of IPC are not individuals who were members of the board of directors of


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

      IPC on the date of this Agreement.

In no event, however, shall a Change of Control of IPC be deemed to have occurred as a result of any acquisition of securities or assets of IPC or any of its subsidiaries by IPC or any subsidiary of IPC. For purposes of this section, the term "person" shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

      3.10 Option Vesting Upon Expiration of Agreement. In the event (i) the Executive's employment is terminated during the Initial Term by the Company without cause or (ii) this Agreement shall not be extended beyond its Initial Term at the Company's discretion in accordance with Section 1, hereof, and shall therefore expire on September 30, 1999 (the "Expiration Date"), any stock options granted to Executive prior to the date of this Agreement which are not vested but would have otherwise vested within sixty (60) days of the Expiration Date shall vest on such date as shall be determined to be Executive's last date of employ (regardless of Company's obligation, if any, to provide additional compensation hereunder). Executive shall thereafter have such period of time as is provided in the applicable option plan document to exercise said options. All options which are not exercised within the prescribed period(s) shall thereafter be canceled. Any other termination of Executive's employment, except as specified in this paragraph, shall not serve to accelerate the vesting of otherwise unvested options.

4.    Termination.

      4.1 Early Termination. The Company shall always have the right to terminate the employment of Executive for "cause" (as hereinafter defined). In the event Executive's employment with the Company is terminated prior to the expiration of the term of this Agreement on account of (i) the Executive's resignation, death or disability, (ii) the Executive's discharge by the Company without cause or (iii) the Executive's discharge by the Company for "cause" (any of (i), (ii) or (iii), an "Early Termination"), all compensation and benefits described in Section 3 of this Agreement shall terminate as of the date of such termination.


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

      4.2 Discharge for Cause. For purposes of this Agreement, "cause" shall mean an omission, act or action or series of omissions, acts or actions of the Executive which constitute(s), cause(s) or result(s) in:

            (a) the Executive's material dishonesty (e.g., theft, fraud, embezzlement, material financial misrepresentation or other similar behavior or action) in his dealings with or with respect to the Company or any affiliate thereof or entity with which the Company, a subsidiary or affiliate thereof, shall be engaged in or be attempting to engage in commerce;

            (b) the conviction of the Executive for, or the Executive's entry of a plea of guilty or nolo contendere to, the commission of a felony; or

            (c) the repeated and willful refusal of the Executive to follow the policies or directives of the officer to whom the Executive may from time to time report, as determined by the Board of Directors of the Company; provided that discharge pursuant to clause (a) or (c) shall not constitute discharge for "cause" unless (x) the Executive shall have first received written notice from the Board of Directors of the Company stating with specificity the nature of such breach, refusal or failure and affording the Executive an opportunity to cure fully the acts or omissions complained of within thirty (30) days of actual receipt by the Executive of notice thereof, and (y) the final determination of the discharge of the Executive for cause shall be made by a majority of the non-management directors ofthe Company.

      4.3. Death or Disability. The term of employment of the Executive shall terminate forthwith in the event of the death of the Executive, or, at the option of the Company, in the event that the Executive shall fail to render and perform the services required of him under this Agreement because of "disability" (as hereinafter defined). In the event of such a termination, all compensation and benefits described in Section 3 of this Agreement shall terminate as of the date of such termination. For purposes of this Agreement, "disability" shall mean the inability of the Executive to perform his duties and obligations for the Company as required by this Agreement, because of a disability which is not of an apparently temporary nature, which results from mental or bodily


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

injury, sickness or disease or any combination thereof, and which has lasted a period of more than one hundred eighty (180) consecutive days or more than one hundred eighty (180) days within any period of 365 consecutive days.

      4.4 Termination by Company without Cause. Notwithstanding anything to the contrary in this Agreement, in the event that the Executive's employment with the Company is terminated by the Company other than (i) by expiration of the Term, or any extended Term, in which event no further payments shall be due, or (ii) for "Cause" during the term of this Agreement (including any extensions thereof) and at or following a "Change in Control," the Company shall pay to the Executive severance pay in an amount equal to 225% of the Executive's Base Salary. Such amount shall be payable in eighteen equal monthly installments, without interest, on the last day of each calendar month in the period of eighteen consecutive calendar months that begins on or immediately following the date of termination. The Company and Executive hereby stipulate that the damages which may be incurred by Executive as a consequence of any such termination of employment are not capable of accurate measurement as of the date first above written and that the benefits and payments provided for in this Agreement constitute a reasonable estimate under the circumstances of all damages sustained as a consequence of any such termination of employment. The Company and the Executive agree that the benefits provided hereunder constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Company and the Executive further agree that the Company may condition the payments and benefits (if any) due under this section on (i) the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company or any subsidiary or affiliate of it and (ii) the Executive's execution and delivery within twenty-one (21) days after any such termination of employment, and the non-retraction during any statutory waiting periods, of a release in favor of the Company, in the form of the attached Appendix A.

      4.5. Excise Tax-Related Provision. If any payment received or to be received


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

by the Executive in connection with a Change of Control of the Company or the termination of the Executive's employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control of the Company, or any person affiliated with the Company or such person (together with the severance payment, the "total payment")) would not be deductible by the Company (in whole or in part) as a result of Section 280G of the Internal Revenue Code of 1986 (the "Code"), the severance payment will be reduced until no portion of the total payment is not deductible as a result of Section 280G of the Code, or the severance payment is reduced to zero, whichever occurs first. Provided, however, that the severance payment will not be reduced if the net after tax benefit to the Executive resulting from the receipt of the total payments (without reduction of the severance payment) exceeds the net after-tax benefit to the Executive resulting from the receipt of the total payments (after reduction of the severance amount). All such determinations shall be made by the independent auditor or outside tax counsel retained by the Company, as the Company shall select, and all such determinations shall be final and binding upon the parties.

5.    Proprietary Information.

      5.1 Disclosure to Company. The Executive shall promptly disclose to the Company in such form and manner as the Company may reasonably require (a) all operations, systems, services, methods, developments, inventions, improvements and other information or data pertaining to the business or activities of the Company as are conceived, originated, discovered or developed by Executive (whether or not copyrighted or patented or capable of being copyrighted or patented) during the term of his employment with the Company (whether before or after the Commencement Date), and (b) such information and data pertaining to the business, operations, personnel, activities, financial affairs, and other information relating to the Company and its customers, suppliers, employees and other persons having business dealings with the Company as may be reasonably required for the Company to operate its business. It is understood that


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

such information is proprietary in nature and shall (as between the Company and Executive) be for the exclusive use and benefit of the Company and shall be and remain the property of the Company both during the term of this Agreement and thereafter. If so requested by the Company, the Executive shall execute and deliver to the Company any instrument as the Company may reasonably request to effectuate the assignment of any such proprietary information to the Company. Without limiting the generality of the foregoing, the Executive hereby releases and waives and assigns to the Company any and all claims and rights which he has against any of the Company or any of the technology, "know-how," licenses or other proprietary rights or processes of the Company.

      5.2 Post-Employment. In the event that the Executive leaves the employ of the Company for any reason, including, without limitation, the expiration of the term of this Agreement, the Executive shall deliver to the Company (and shall not keep in his possession, recreate or deliver to anyone other than the Company) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors or assigns.

6.    Non-Competition and Non-Solicitation.

      6.1 Covenant. The Executive acknowledges that: the business of the Company is (i) the manufacture and sale of telecommunications equipment (trading turrets), (ii) the sale and installation of communications cabling systems and datacom hardware, and (iii) the development and marketing of a private international telecommunications network, all to the financial services industry (the "Business"); the Business is multinational in scope; his work with respect to the Business has brought and will continue to bring him into close contact with many confidential affairs not readily available to the public; and the Company will suffer substantial and irreparable harm in the event the Executive should enter into competition with the Company or disclose any of the affairs of the Company to any third parties. Accordingly, and in order to induce the


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

Company to enter into this Agreement, the Executive hereby agrees as follows:

            (a) during the term of this Agreement (including any renewal or extension hereof) and for a period of eighteen (18) months after the expiration or termination of this Agreement for any reason whatsoever, the Executive will not, directly or indirectly, engage, whether as an officer, director, consultant, agent, employee, partner, shareholder, participant, owner or otherwise, in an enterprise engaged in the Business or any part thereof, where the Employee's area of responsibility existed during, and for the one year period prior to, this Agreement (but the foregoing shall not preclude investments by the Executive in publicly traded companies in which the Executive does not own more than one percent (1%) of the outstanding equity and does not actively participate in the business in which such investment is made); or

            (b) for a period running concurrently with, and extending during, the term of this Agreement (including any renewal or extension thereof) and for a period of one (1) year after the expiration of the restriction contained in clause (a) above, the Executive will not, directly or indirectly, use Company-proprietary knowledge or information obtained during the course of Executive's employment with Company with the intention to, or which a reasonable person would construe to (A) interfere with or disrupt any present or prospective relationship, contractual or otherwise, between the Company and any customer, supplier, employee, consultant or other person having business dealings with the Company, or
      (B) employ or solicit the employment or engagement by others of any employee or consultant of the Company who was such an employee or consultant at the time of termination of the Executive's employment hereunder or within one (1) year prior thereto.

      6.2 Reasonableness. The Executive acknowledges that the restricted period of time and geographical area under Section 6.1 hereof are reasonable, in view of the nature of the business in which the Company is engaged and the Executive's knowledge of the Company's business, and the fact that the Executive expects to receive substantial


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

compensation pursuant to this Agreement. Notwithstanding the foregoing, if any provision, or any part thereof, of Section 6.1 is held to be unenforceable because of the duration thereof or the area covered thereby, the parties agree that the court making the determination shall have the power to reduce the duration or the area of such provision, or to delete specific words or phrases, and in its reduced or amended form such provision shall then be enforceable and be enforced.

      6.3 Enforcement. The Executive intends to, and does hereby, confer jurisdiction to enforce the covenants contained in this Section 6 upon the courts of (i) any jurisdiction within the States of Delaware and New York or
(ii) if Executive is alleged to be competing with the Company in violation of this Section 6 in any other jurisdiction, then in any other jurisdiction in which such alleged competition takes place. If the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, such determination shall not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction in which such covenants may be enforced as provided herein, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

7. Nondisclosure. Except with the prior written consent of the Company in each instance or as may be necessary to perform the Executive's services hereunder, the Executive shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any confidential information relating to the Company or any subsidiary or affiliate thereof acquired by him prior to, during the course of, or incident to, his employment hereunder. Such confidential information shall include, but shall not be limited to, information relating to (a) the business, operations, systems, services, know-how, trade secrets, customer lists, pricing policies, operational methods, market plans, product development plans, acquisition plans, design and design projects, inventions and research projects and all


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

other plans and processes of the Company, and (b) the business, operations, personnel, activities, financial affairs, and other information relating to the Company and its customers, suppliers, employees, consultants, officers, directors, stockholders and other persons having business dealings with the Company. In the event Executive is required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) to disclose any such confidential information, the Executive shall provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of such a protective order or other appropriate remedy or receipt of a compliance waiver by the Company, the Executive is nonetheless advised by his legal counsel that he is legally compelled to disclose such confidential information, the Executive may, without liability hereunder, disclose only that portion of such confidential information which such counsel advises is legally required to be disclosed, provided that the Executive exercises his best efforts to preserve the confidentiality of the information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the confidential information.

8. Remedies for Certain Breaches. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5, 6 and/or 7, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others, and shall be severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to the Company:

            (i) the right and remedy to have the provisions of Sections 5, 6 and/or 7 enforced by any court of competent jurisdiction by injunction, restraining order, specific performance or other equitable relief in favor of the Company, it being


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

      acknowledged and agreed that any breach or threatened breach of Sections 5, 6 and/or 7 by the Executive will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

            (ii) the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Executive as the result of any transaction constituting a breach of any of the provisions of Sections 5,6 and/or 7, and the Executive hereby agrees to account for such Benefits and pay over all such Benefits to the Company.

9. Absence of Restrictions. No provision of this Agreement shall be deemed to restrict the absolute right of the Company at any time to sell or dispose of all or any part of the assets of the Company, or to reconstitute the same in any one or more other entities, or to merge, consolidate, sell or liquidate or otherwise abandon or cease the active conduct of its business, but none of the foregoing shall relieve the Company of its obligations hereunder. Provided the Executive has not breached any of its obligations hereunder, in the event the Company shall liquidate or cease the active conduct of its business, other than in connection with a sale or disposition of all or substantially all of the assets of the Company or a merger or consolidation of the Company, the Executive shall be relieved of any further obligation or restriction under Section 6 hereof, commencing as of the date of such liquidation or cessation of business.

10. Arbitration. Any dispute, controversy or claim, at any time arising out of this or relating to this Agreement, or the breach, termination or invalidity thereof (other than any dispute, controversy or claim pursuant to Sections 5, 6, 7, and/or 8 hereof, which may, at the option of the Company, be submitted to any court having jurisdiction), shall be referred to final and binding arbitration by a single arbitrator appointed by mutual agreement of the parties, but in the absence of mutual agreement, selected by the Chief Judge of the Federal District Court for the Southern District of New York. The place of arbitration shall be New York City. Costs shall be borne as the arbitrators shall determine. Any arbitral award may be entered as a judgment in any court of competent jurisdiction.

11. Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, on the next business day after delivery to a nationally recognized overnight courier service, upon receipt of a facsimile transmission or five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address or facsimile number (if any) indicated below for such party, or at such other address as such party may designate upon written notice to the other parties (except that notice of change of address shall be deemed given upon receipt).

                    If to the Executive:
                            Russell G. Kleinknecht
                            4 Conklin Court
                            Allendale, NJ 07401
                            Facsimile No.: 201-818-1124

                    If to the Company:
                            IPC Information Systems, Inc.
                            Wall Street Plaza
                            88 Pine Street - 15th Floor
                            New York, NY  10005
                            Facsimile No.:  (212) 858-7959
                            Attn:  General Counsel

12.   Miscellaneous.

      12.1 Entire Agreement. This Agreement constitutes the entire agreement between the Executive and the Company with respect to the Company's employment of the Executive and supersedes all prior agreements and understandings, written or oral, with respect thereto.

      12.2 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by
(a) an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced, and (b) in the case of the Company, such amendment or waiver also must be duly authorized by an appropriate resolution of the Board of Directors of the Company.

      12.3 Successors and Assigns. The Company shall have the right to assign its rights under this Agreement in connection with any sale or disposition of all or substantially all of the assets of the Company or any merger or consolidation by the Company. This Agreement calls for the personal services of the Executive and no part of his rights or obligations hereunder may be assigned, transferred, pledged or encumbered by the Executive. This Agreement shall inure to the benefit of, and be binding upon (a) the parties hereto, (b) the heirs, administrators, executors and personal representatives of the Executive and (c) the successors and assigns of the Company, as provided for herein.

      12.4 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

      12.5 Severability. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

      12.6 Survival. The rights of the Company and obligations of the Executive pursuant to Sections 4, 5, 6, 7, 8 and 10 shall survive the termination of the Executive's employment with the Company and the expiration of the term of this Agreement.

      12.7 Affiliates. For purposes of Sections 3, 5, 6, 7, and 8, the "Company" shall be deemed to include the Company and its subsidiaries and affiliates.

      12.8 Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement on the day and year first above written.

                              EXECUTIVE:


                                                --------------------------------
                                                Russell G. Kleinknecht

                              COMPANY:
                                                IPC Information Systems, Inc.

                                                By:
                                                   -----------------------------
                                                Name:
                                                Title:

                              Appendix A - RELEASE

                                IMPORTANT NOTICE


Your employment with the IPC Information Systems, Inc. (the "Company") is being terminated. In this regard, the Company is prepared to pay you severance benefits, but will do so only if you give up your rights to bring or participate in certain types of lawsuits. By signing this Release, you will give up those rights, and the Company will pay you severance benefits. YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECT OF THIS RELEASE. THEREFORE, PLEASE CONSIDER IT FOR AT LEAST TWENTY-ONE (21) DAYS BEFORE SIGNING IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN.

In consideration of the mutual terms and conditions and covenants and understandings set forth in that certain Employment and Noncompetition Agreement made as of the 1st day of October, 1997, by and between the Company and Russell
G. Kleinknecht, on behalf of myself and also on behalf of any other person or persons claiming or deriving a right from me, unconditionally and irrevocably forever release and discharge IPC Information Systems, Inc. and its agents, servants, employees, directors, officers, affiliates and/or subsidiaries, and any agents, servants, employees, directors and/or officers of all such affiliates and/or subsidiaries and their respective heirs, successors and assigns (collectively, "the Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, actions, demands, debts, costs, expenses, damages, injuries or causes of action ("Claims") which I now have, or ever have had, against any one or more of the Releasees arising out of my employment with, or termination of my employment with, the Company, up to and including the date on which I sign this Release, whether arising in equity or pursuant to any law, rule or regulation, including any Claims of which I am not aware or do not suspect to exist as of the date on which I sign this Agreement. This release includes, but is not limited to, any Claims that I (or any person or persons claiming or deriving a right from me) may have based on discrimination due to age, race, sex, religion or national origin, or any other claims pursuant to the Age Discrimination in Employment Act of 1967, as amended, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, Executive Orders Nos. 11246 and 11141, the New York Human Rights Law, the New York Equal Pay Law, the New York Equal Rights Law, and any other federal, state or local statute, rule, constitutional provision, regulation, ordinance or common law, including, but not limited to, those for wrongful discharge, fraud, intentional or negligent infliction of emotional distress and breach of any expressed or implied covenant of good faith and fair dealing, and including but not limited to, any Claims for recovery of attorney's fees. I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP ALL RIGHTS THAT I HAVE UNDER THESE AND OTHER LAWS.

I acknowledge that: (a) the payment referred to above is in consideration for the release contained herein and is in addition to any other payments or benefits to which I am otherwise entitled from the Company; (b) I have received, read and understood an information sheet ("Information Sheet"), if applicable, specifying (1) the constituencies of the Company considered for any group termination program in which I am included, (2) the eligibility factors for such program, (3) the applicable time limits for such program, (4) the job titles and ages of all individuals eligible or selected for such program, and (5) the ages of all individuals who were neither eligible nor selected, but were in the same job classifications or organizational units as those chosen; (c) I have had the opportunity to consider this Agreement and the Information Sheet for at least 21 days; (d) I have read this document in its entirety, understand its terms, and knowingly and voluntarily consent to its terms and conditions; (e) I have signed this document knowingly and voluntarily, and without coercion by the Company or any of the Releasees; and (f) I remain bound by any confidentiality, non-solicitation, non-compete or other restrictive covenants that I have previously agreed to.


This Release will become effective and enforceable seven (7) days after ___________, 199___. During this 7-day period, this Release may be revoked by me, by written notice delivered to the General Counsel of the Company, 88 Pine Street, New York, New York; thereafter, it may not be changed or revoked by me without the prior written consent of the Company. I will not receive any payment until this seven day period has expired.



                                                                          (L.S.)
                                             -----------------------------
STATE OF                   )
                           :        ss.:
COUNTY OF                  )

On this ____ day of _______________, 199___, before me personally came __________________, to me known, who did depose and say that (s)he resides at
_____________________________________________________, that (s)he is the person who signed the foregoing Release, and that (s)he signed the foregoing Release as his/her free act and deed.


                                             -----------------------------------
                                                      Notary Public